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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                           Sequana Therapeutics, Inc.
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             (Exact name of registrant as specified in its charter)

    California                  000-26244                       33-0550509
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 (State or other               (Commission                   (I.R.S. Employer
 jurisdiction of               File Number)               Identification Number)
 incorporation)

       11099 North Torey Pines Road, Suite 160, La Jolla, California 92037
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                    (Address of principal executive offices)

                                 (619) 452-6550
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              (Registrant's telephone number, including area code)

               Common Stock, par value $0.001 per share ("Common")
            (Title of each class of securities covered by this form)

                                       N/A
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                 (Titles of all other classes of securities for
       which a duty to file reports under Section 13(a) or 15(d) remains)

Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

[X] Rule 12g-4(a)(1)(i)     [ ] Rule 12g-4(a)(2)(ii)   [ ] Rule 12h-3(b)(2)(i)
[ ] Rule 12g-4(a)(1)(ii)    [ ] Rule 12h-3(b)(1)(i)    [ ] Rule 12h-3(b)(2)(ii)
[ ] Rule 12g-4(a)(2)(i)     [ ] Rule 12h-3(b)(1)(ii)   [ ] Rule 15d-6


Approximate number of holders of record as of the certification or notice date: one


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          Pursuant to the requirements of the Securities Exchange Act of 1934,
Sequana Therapeutics, Inc. has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.




                                            SEQUANA THERAPEUTICS, INC.



January 9, 1998                             By: /s/ DANIEL PETREE
                                               --------------------------
                                                  DANIEL PETREE
                                                  PRESIDENT